Exhibit 99.1
STONE ENERGY CORPORATION
Provides Bank Borrowing Update
LAFAYETTE, LA. March 10, 2016

Stone Energy Corporation (NYSE: SGY) today announced that it has borrowed $385 million under Stone's Bank Credit Facility, which represents substantially all of the remaining undrawn amount that was available under the Credit Facility. These funds are intended to be used for general corporate purposes. As of March 10, 2016, following the funding of this borrowing, the aggregate principal amount of borrowings under the Credit Facility was $477 million. This is in addition to approximately $19 million of outstanding letters of credit. The bank borrowings will initially bear an interest rate of approximately 5 percent. On March 10, 2016, the banks provided notice to Stone under the Credit Facility of a request for a borrowing base redetermination. Stone expects that the borrowing base will be reduced to an amount below the current borrowings.
Chairman, President and Chief Executive Officer David Welch stated, “We felt it important to increase our liquidity in the current low price commodity environment to ensure we have adequate financial flexibility. We will continue to explore various options to strengthen our balance sheet, including alternatives to address our debt position.”

Stone has retained Lazard as its financial advisor and Latham & Watkins LLP as its legal advisor to assist the Company in analyzing and considering financial, transactional and strategic alternatives. Vinson & Elkins LLP will continue to provide ongoing corporate and finance representation.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana, with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.